ISSUER FREE WRITING PROSPECTUS
Dated January 13, 2012
Filed pursuant to Rule 433
Registration Statement No. 333-169075

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

FREE WRITING PROSPECTUS

American Realty Capital Healthcare Trust, Inc. (the “Company”) filed a registration statement on Form S-11 (including the prospectus dated February 18, 2011) with the SEC on August 27, 2010 and the registration statement became effective on February 18, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus and supplements thereto are available on the SEC Web site at http://sec.gov/Archives/edgar/data/1499875/000114420411009880/v211699_424b3.htm,
http://www.sec.gov/Archives/edgar/data/1499875/000114420411060072/v238470_424b3.htm,
http://www.sec.gov/Archives/edgar/data/1499875/000114420411064325/v240546_424b3.htm,
http://sec.gov/Archives/edgar/data/1499875/000114420411068548/v242443_424b3.htm, and
http://sec.gov/Archives/edgar/data/1499875/000114420411069318/v242845_424b3.htm. Alternatively, the Company or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-373-2522.

The Company issued the following press release on January 13, 2012:

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CONTACTS

From: Anthony J. DeFazio DeFazio Communications, LLC tony@defaziocommunications.com Ph: (484-532-7783)	For: Brian S. Block, EVP & CFO American Realty Capital Trust III, Inc. bblock@arlcap.com Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust

Breaks Escrow in Pennsylvania

New York, NY, January 13, 2012 – American Realty Capital Healthcare Trust, Inc. (the “Company”) announced today that it had raised in excess of $75.0 million in aggregate gross proceeds from all investors for its shares of common stock. Accordingly, the Company is now accepting subscriptions from all states where it has cleared, including subscriptions from residents of Pennsylvania.

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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